                                                                      EXHIBIT 99

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS          +
+SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE    +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION DATED JANUARY 16, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED      , 1997)

                                 PREFERRED SECURITIES
                          FIRST CHICAGO NBD CAPITAL I
                             % PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                         FIRST CHICAGO NBD CORPORATION

                                  ----------

  The   % Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of First Chicago NBD Capital I, a statutory business trust formed under the laws of the State of Delaware ("FCN Capital Trust" or the "Trust"). First Chicago NBD Corporation, a Delaware corporation ("FCN" or the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of FCN Capital Trust. FCN Capital Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in
an equivalent amount of   % Junior Subordinated Deferrable Interest Debentures
due     (the "Subordinated Debt Securities") of FCN. The Subordinated Debt
Securities will mature on    ,    , which date may be (i) shortened to a date
not earlier than    ,     or (ii) extended to a date not later than    ,
  (each of such dates shall, in context, be referred to as the "Stated Maturity"), in each case subject to satisfying certain conditions, including, in the event of a shortening of the maturity date, the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") if such approval is then required under applicable law, rules, guidelines or policies. The Subordinated Debt Securities when issued will be unsecured obligations of FCN and will be subordinate and junior in right of payment to certain other indebtedness of the Company, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments of distributions and payments upon redemption, liquidation and otherwise.
                                                        (continued on next page)
                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD DURING AND CIRCUMSTANCES UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  Application has been made to list the Preferred Securities on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). If so approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."
                                  ----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------
   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE
     NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                     OFFERING PRICE(1) COMMISSION(2) TRUST(3)(4)
--------------------------------------------------------------------------------
Per Preferred Security.............       $25.00            (3)        $25.00
--------------------------------------------------------------------------------
Total..............................         $               (3)          $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from January  , 1997.
(2) FCN Capital Trust and FCN have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debt Securities, FCN has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds
    $    per Preferred Security (or $    in the aggregate); provided, that such
    compensation for sales of 10,000 or more Preferred Securities to a single
    purchaser will be $    per Preferred Security. Therefore, to the extent of
    such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4) Before deducting expenses of the offering payable by FCN estimated at $   .

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about
   , 1997.

  [This Prospectus Supplement and the related Prospectus may be used by First Chicago Capital Markets, Inc. ("FCCM"), an affiliate of the Company and Trust, in connection with offers and sales related to secondary market transactions in the Preferred Securities. FCCM may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.]

                                  ----------

                                  ----------
           The date of this Prospectus Supplement is January  , 1997.

(continued from previous page)

  Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of     percent of the liquidation amount of $25
per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on [March 31, June 30, September 30 and December 31] of
each year, commencing    , ("distributions"). The payment of distributions out
of moneys held by FCN Capital Trust and payments on liquidation of FCN Capital Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by FCN (the "Preferred Securities Guarantee") to the extent described herein and under "Description of Preferred Securities Guarantees" in the accompanying Prospectus. The Preferred Securities Guarantee covers payments of distributions and other payments on the Preferred Securities only if, and to the extent that, FCN Capital Trust has funds available therefor which will not be the case unless FCN has made a payment of interest or principal or other payments on the Subordinated Debt Securities held by FCN Capital Trust, which are its only assets. The Preferred Securities Guarantee, when taken together with FCN's obligations under the Subordinated Debt Securities and the Indenture (as defined herein) and its obligations under the Declaration, including its liabilities to pay costs, expenses, debts and obligations of FCN Capital Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Preferred Securities. See "Risk Factors--Rights Under the Preferred Securities Guarantee" herein. The obligations of FCN under the Preferred Securities Guarantee are subordinate and junior in right of payment to all present and future Senior Indebtedness and General Obligations (each as defined in "Description of the Subordinated Debt Securities--Subordination") of FCN. The obligations of FCN under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (which includes both senior and subordinated indebtedness for money borrowed) and General Obligations of FCN, which aggregated approximately $5.13 billion at September 30, 1996. In addition, because FCN is a holding company, the Subordinated Debt Securities are effectively subordinated to all existing and future liabilities of FCN's subsidiaries, including depositors. The Subordinated Debt Securities purchased by the Trust may be subsequently distributed pro rata to holders of the Preferred Securities and Common Securities in connection with the dissolution of the Trust, upon the occurrence of certain events.

  The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment date and other payment dates for the Subordinated Debt Securities, which will be the sole asset of the Trust. As a result, if principal or interest is not paid on the Subordinated Debt Securities, no amounts will be paid on the Preferred Securities. If FCN does not make principal or interest payments on the Subordinated Debt Securities, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

  So long as FCN is not in default in the payment of interest on the Subordinated Debt Securities, FCN has the right to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities at any time for up to 20 consecutive quarters (each, an "Extension Period"), provided that an Extension Period may not extend beyond the Stated Maturity of the Subordinated Debt Securities. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an
annual rate of     percent per annum compounded quarterly, and during any
Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities--Option to Extend Interest Payment Period;" "Risk Factors--Option to Extend Interest Payment Period" and "United States Federal Income Taxation--Interest Income and Original Issue Discount."

  Subject to FCN having received prior approval of the Federal Reserve Board to do so if then required under applicable capital guidelines or policies of the Federal Reserve Board, the Subordinated Debt Securities are redeemable prior to
maturity by FCN (i) on or after    , in whole at any time or in part from time
to time, or

(ii) in whole (but not in part) at any time within 90 days following the occurrence of a Tax Event or Capital Treatment Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debt Securities so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. If FCN redeems Subordinated Debt Securities, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities--Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Debt Securities.

  FCN will have the right at any time to liquidate the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the Subordinated Debt Securities to be distributed to the holders of the Trust Securities in liquidation of the Trust, subject to FCN having received prior approval of the Federal Reserve Board to do so if then required under applicable capital guidelines or policies of the Federal Reserve Board. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, FCN will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange on which the Preferred Securities are then listed. See "Description of the Preferred Securities--Tax Event or Capital Treatment Event Redemption" and "Description of the Subordinated Debt Securities."

  In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         FIRST CHICAGO NBD CORPORATION
                   SUMMARY HISTORICAL FINANCIAL INFORMATION

                            SELECTED FINANCIAL DATA

  This selected financial data of the Company is qualified in its entirety by the detailed information and financial statements incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the Prospectus.

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                        ------------------
                           1995      1994     1993     1992     1991      1996      1995
                         --------  --------  -------  -------  -------  --------  --------
                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
SUMMARY OF INCOME
  Net interest income... $  3,208  $  2,956  $ 2,784  $ 2,692  $ 2,418  $  2,737  $  2,374
  Provision for credit
   losses...............      510       276      390      653      606       545       300
  Provision for assets
   held for accelerated
   disposition(1).......      --        --       --       625      --        --        --
  Noninterest income....    2,591     2,393    2,769    2,018    1,703     1,866     1,936
  Merger-related
   charges..............      267       --       --        76      --        --        --
  Other noninterest
   expense..............    3,268     3,220    3,161    3,084    2,867     2,458     2,447
  Income before
   cumulative effect of
   changes in accounting
   principles...........    1,150     1,221    1,290      224      478     1,059     1,024
  Net income............    1,150     1,221    1,290      394      478     1,059     1,024
EARNINGS PER SHARE
  Primary
    Income before
     cumulative effect
     of changes in
     accounting
     principles......... $   3.45  $   3.62  $  3.91  $  0.60  $  1.56  $   3.24  $   3.07
    Net income..........     3.45      3.62     3.91     1.17     1.56      3.24      3.07
  Fully Diluted
    Income before
     cumulative effect
     of changes in
     accounting
     principles.........     3.41      3.58     3.79     0.60     1.55      3.19      3.03
    Net income..........     3.41      3.58     3.79     1.17     1.55      3.19      3.03
PERIOD-END BALANCES
  Total assets.......... $122,002  $112,763  $93,140  $90,011  $87,573  $106,694  $124,056
  Long-term debt........    8,163     7,246    5,250    4,175    3,822     7,967     8,445
  Total stockholders'
   equity...............    8,450     7,809    7,499    6,323    5,660     9,087     8,445
COMMON SHARE DATA
  Dividends declared.... $   1.35  $   1.23  $  1.08  $  1.04  $  0.95  $   1.08  $   0.99
  Book value, period-
   end..................    25.25     22.60    21.25    18.27    18.06     27.11     24.96
  Market price, period-
   end..................   39 1/2    27 3/8   29 3/4   32 3/4   29 3/4    45 1/4    38 1/4
CAPITAL RATIOS (2)
  Common equity-to-
   assets ratio.........      6.9%      6.8%     7.6%     6.5%     6.0%      8.1%      6.8%
  Regulatory leverage
   ratio................      6.9       7.3      7.8      6.6      6.5       8.1       6.9
  Risk-based capital
    Tier 1 ratio........      7.8       8.6      9.0      7.4      6.5       8.4       8.2
    Total capital
     ratio..............     11.8      13.0     13.6     11.3      9.8      12.4      12.4

--------
(1) Of the total provision, $491 million relates to loans and $134 million relates to other real estate held for accelerated disposition.
(2) Net of investment in First Chicago Capital Markets, Inc.

                              RECENT DEVELOPMENTS

                                   [TO COME]

                                 RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to this offering, there has been no public market for the Preferred Securities. Although an application has been made to list the Preferred Securities on the New York Stock Exchange, there can be no assurance that, once listed, an active trading market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus Supplement. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE PREFERRED SECURITIES GUARANTEE AND SUBORDINATED DEBT SECURITIES

  FCN's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all present and future Senior Indebtedness and General Obligations (each as defined herein) of FCN. The obligations of FCN under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness and General Obligations of FCN. No direct or indirect payment may be made of principal of, premium, if any, or interest on the Subordinated Debt Securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, at any time when there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default shall have been cured or waived or shall have ceased to exist or all Senior Indebtedness shall have been paid. As of September 30, 1996, Senior Indebtedness and General Obligations of FCN aggregated approximately $5.13 billion. Because FCN is a holding company, the right of FCN to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary except to the extent that FCN may itself be recognized as a creditor of that subsidiary. In addition, there are various legal limitations on the extent to which FCN's depository subsidiaries may extend credit, pay dividends or otherwise supply funds to FCN or various of its affiliates. Accordingly, the Subordinated Debt Securities and Preferred Securities Guarantee will be effectively subordinated to all existing and future liabilities of FCN's subsidiaries, including depositors, and holders of Subordinated Debt Securities and the Preferred Securities Guarantee should look only to the assets of FCN for payments on the Subordinated Debt Securities and the Preferred Securities Guarantee. See "First Chicago NBD Corporation" in the accompanying Prospectus. There are no terms in the Preferred Securities, the Subordinated Debt Securities or the Preferred Securities Guarantee that limit FCN's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debt Securities and the Preferred Securities Guarantee. See "Description of the Preferred Securities Guarantees--Status of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus, and "Description of the Subordinated Debt Securities--Subordination" herein.

  The ability of the Trust to pay amounts due on the Preferred Securities is solely dependent upon FCN making payments on the Subordinated Debt Securities as and when required.

RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

  The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under the Preferred Securities Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Preferred Securities Guarantee Trustee"). The Preferred Securities Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities.

  The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Preferred Securities Guarantee Trustee under the Preferred Securities Guarantee. Notwithstanding the foregoing, any holder of Preferred Securities may institute a legal proceeding directly against FCN to enforce such holder's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Trust, the Preferred Securities Guarantee Trustee or any other person or entity. If FCN were to default on its obligation to pay amounts payable on the Subordinated Debt Securities or otherwise, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement (1) by the Institutional Trustee (as defined herein) of its rights as registered holder of the Subordinated Debt Securities against FCN pursuant to the terms of the Subordinated Debt Securities or (2) by such holder of its right against FCN to enforce payments on the Subordinated Debt Securities. See "Description of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Preferred Securities Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Subordinated Debt Securities against FCN. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding directly against FCN to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of FCN to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, FCN will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by FCN to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities. See "Description of the Preferred Securities--Declaration Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Indenture Event of Default (as defined herein) has occurred and is continuing, FCN has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue at
the rate of   % per annum, despite such deferral, with interest thereon
compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters, but no such Extension Period may extend beyond the Stated Maturity of the Subordinated Debt Securities. During any such Extension Period, FCN may not, and may not permit any subsidiary of FCN to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of FCN's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of FCN (including other Subordinated Debt Securities) that rank pari passu in all respects with or junior in interest to the Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by FCN of the debt securities of any subsidiary of FCN if such guarantee ranks pari passu with or junior in interest to the Subordinated Debt Securities (other than (a) dividends or distributions in common stock of FCN, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the Preferred Securities Guarantee or Common Securities Guarantee, (d) purchases of common stock related to the issuance of common stock or rights under any of FCN's benefit plans for its directors, officers or employees and (e) obligations under any dividend reinvestment and stock purchase plan). Prior to the termination of any such Extension Period, FCN may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, FCN may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities--Distributions" and "Description of the Subordinated Debt Securities--Option to Extend Interest Payment Period."

  Should FCN exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will be required to accrue income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its Preferred Securities for United States federal income tax purposes, even though no cash is distributed. As a result, each such holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable thereto and will not receive the cash from the FCN Capital Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. FCN has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should FCN elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of FCN's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities on which OID accrues that are not subject to such deferrals. See "United States Federal Income Taxation--Sales of Preferred Securities."

PROPOSED TAX LEGISLATION

  On March 19, 1996, as part of President Clinton's Fiscal 1996 Budget Proposal, the United States Treasury Department proposed legislation that would, among other things, treat as equity for United States Federal income tax purposes instruments--such as the Subordinated Debt Securities--with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. If the proposed legislation were enacted, such legislation would not be expected to apply to the Subordinated Debt Securities because, based on statements by Congressional leaders, it is not expected that the legislation would have a retroactive effective date. There can be no assurances, however, that legislation enacted after the date hereof would not adversely affect the tax treatment of the Subordinated Debt Securities, or that such tax treatment would not cause a Tax Event resulting in the redemption of the Preferred Securities. See "Description of the Preferred Securities--Tax Event and Capital Treatment Event Redemption."

REDEMPTION OR DISTRIBUTION OF THE SUBORDINATED DEBT SECURITIES

  FCN will have the right at any time to terminate the Trust and, after the satisfaction of claims of creditors as required by law, to cause the Subordinated Debt Securities to be distributed to the holders of the Trust Securities in liquidation of the Trust. In certain circumstances, FCN shall have the right to redeem the Subordinated Debt Securities, in whole or in part, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debt Securities are redeemed by FCN. Any such distribution or redemption will require prior approval of the Federal Reserve Board if then required under applicable law rules, guidelines or policies. See "Description of the Preferred Securities--Tax Event and Capital Treatment Event Redemption."

  Under current United States federal income tax law, a distribution of Subordinated Debt Securities upon the dissolution of FCN Capital Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the dissolution of the Trust, the distribution of the Subordinated Debt Securities may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event or a Capital Treatment Event, a dissolution of the Trust in which holders of the Preferred Securities receive cash, would be a taxable event to such holders. See "United States Federal Income Taxation--Receipt of Subordinated Debt Securities or Cash Upon Liquidation of FCN Capital Trust."

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities or the Subordinated Debt Securities may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debt Securities, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities--Tax Event and Capital Treatment Event Redemption" and "Description of the Subordinated Debt Securities--General."

SHORTENING OR EXTENDING THE STATED MATURITY OF THE SUBORDINATED DEBT
SECURITIES

  FCN will have the right at any time to shorten the maturity of the
Subordinated Debt Securities to a date not earlier than    ,    . The exercise
of such right will be subject to the prior approval of the Federal Reserve Board if such approval is then required under applicable law, rules, guidelines or policies.

  FCN will also have the right to extend the maturity of the Subordinated Debt Securities, whether or not the Trust is terminated and the Subordinated Debt Securities are distributed to holders of the Preferred Securities, to a date
no later than    ,    , so long as at the time such election is made and at
the time such extension commences (i) FCN is not in bankruptcy, otherwise insolvent or in liquidation, (ii) FCN is not in default in the payment of any interest or principal on the Subordinated Debt Securities, (iii) the Trust is not in arrears on payments of distributions on the Preferred Securities and no deferred distributions are accumulated and (iv) the Subordinated Debt Securities are rated not less than BBB- by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc., or not less than the equivalent by any other nationally recognized statistical rating organization.

  FCN's exercise of its right to shorten the maturity of the Subordinated Debt Securities will be a taxable event to holders of Preferred Securities if the Subordinated Debt Securities are treated as equity for purposes of United States federal income taxation before the maturity is shortened.

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

  The Indenture does not contain provisions that afford holders of the Subordinated Debt Securities protection in the event of a highly leveraged transaction, including a change of control, or other similar transactions involving FCN that may adversely affect such holders. See "Description of the Subordinated Debt Securities--General."

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, FCN Trustees, which voting rights are vested exclusively in the holder of the Common Securities. The Institutional Trustee, the Regular Trustees and FCN may amend the Declaration without the consent of the holders of the Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust unless such action materially and adversely affects the interests of such holders. See "Description of Preferred Securities--Voting Rights."

TRADING PRICE

  The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Subordinated Debt Securities are deemed to have been issued with OID) and who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation--Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

                         FIRST CHICAGO NBD CORPORATION

GENERAL

  The Company is a multi-bank holding company registered under the Bank Holding Company Act, as amended, which was incorporated under the laws of the State of Delaware in 1972. The Company is the surviving corporation resulting from the merger, effective December 1, 1995, of First Chicago Corporation, a Delaware corporation and registered bank holding company, with and into NBD Bancorp, Inc., a Delaware corporation and registered bank holding company. Through its bank subsidiaries, the Company provides consumer and corporate banking products and services. The Company's lead bank is The First National Bank of Chicago ("FNBC"). The Company also is the parent corporation of NBD Bank (Michigan), American National Bank and Trust Company of Chicago ("ANB"), FCC National Bank ("FCCNB") and NBD Bank, N.A. (Indiana) ("NBD Indiana").

  The Company directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of the Company's annual income typically has been derived from dividends from its subsidiaries, and from interest on loans, some of which are subordinated, to its subsidiaries.

  The Company is a legal entity separate and distinct from the Company's banking subsidiaries (the "Banks") and the Company's other affiliates. There are various legal limitations on the extent to which the Banks may extend credit, pay dividends or otherwise supply funds to the Company. Dividend payments by national banks, such as FNBC, ANB, NBD Indiana and FCCNB, are limited to the lesser of (i) the level of "undivided profits then on hand" less the amount of bad debts, as defined, in excess of the allowance for credit losses and (ii) absent regulatory approval, an amount not in excess of "net profits" for the current year combined with "retained net profits" for the preceding two years. As of January 1, 1996, the Banks could have declared additional dividends of approximately $1.2 billion without the approval of banking regulatory agencies. The payment of dividends by any Bank may also be affected by other factors, such as the maintenance of adequate capital for such Bank. Bank regulatory agencies have the authority to prohibit the banking organizations they supervise from paying dividends if, in the regulator's opinion, the payment of such dividends would, in light of the financial condition of such bank, constitute an unsafe or unsound practice. In addition, there are numerous other governmental requirements and regulations that affect the activities of the Company and its subsidiaries.

  Under the longstanding policy of the Federal Reserve Board, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of this policy, the Company may be required to commit resources to the Banks in circumstances where it might not otherwise do so.

  Because the Company is a holding company, its rights and the rights of its creditors, including the holders of the Subordinated Debt Securities and the Preferred Securities Guarantees, to participate in the distribution and payment of assets of any subsidiary upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

  The Company's executive offices are located at One First National Plaza, Chicago, Illinois 60670, and the telephone number is (312) 732-4000.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The ratios of earnings to fixed charges for the Company, which are computed on the basis of the total enterprise (as defined by the Securities and Exchange Commission (the "SEC")) by dividing earnings before fixed charges and income taxes by fixed charges, are set forth below for the periods indicated. Fixed charges consist principally of interest expense on all long- and short-term borrowings, excluding or including interest on deposits as indicated.

                                    YEAR ENDED DECEMBER 31,     NINE MONTHS
                                    ------------------------       ENDED
                                    1995 1994 1993 1992 1991 SEPTEMBER 30, 1996
                                    ---- ---- ---- ---- ---- ------------------
Earnings to Fixed Charges:
  Excluding interest expense on de-
   posits.......................... 1.8x 2.2x 3.0x 1.3x 1.6x        2.1x
  Including interest expense on de-
   posits.......................... 1.4x 1.6x 1.8x 1.1x 1.1x        1.5x

                               FCN CAPITAL TRUST

  FCN Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, originally dated as of November 6, 1996, executed by FCN, as sponsor (the "Sponsor"), and the trustees of FCN Capital Trust (the "FCN Capital Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on November 6, 1996. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." FCN will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to at least 3 percent of the total capital of FCN Capital Trust. FCN Capital Trust exists for the exclusive purposes of (x) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (y) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and (z) engaging in only those other activities necessary or incidental thereto.

  Pursuant to the Declaration, the number of FCN Capital Trustees will initially be five. Three of the FCN Trustees (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, FCN. The fourth trustee will be a financial institution that is unaffiliated with FCN, which trustee will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, The Chase Manhattan Bank will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the Trust Indenture Act, The Chase Manhattan Bank will act as Preferred Securities Guarantee Trustee under the Preferred Securities Guarantee and as Debt Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the state of Delaware (the "Delaware Trustee"). Chase Manhattan Bank Delaware ("Chase Delaware") will act as Delaware Trustee. See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus and "Description of the Preferred Securities-- Voting Rights" herein.

  The Institutional Trustee will hold title to the Subordinated Debt Securities for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Subordinated Debt Securities. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Property Account may be held at the Institutional Trustee or any Paying Agent of the Institutional Trustee, including FNBC. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred

Securities Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. FCN, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any FCN Capital Trustee and to increase or decrease the number of FCN Capital Trustees. FCN will pay all fees and expenses related to FCN Capital Trust and the offering of the Trust Securities. See "Description of the Subordinated Debt Securities--Miscellaneous."

  The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

  The Chase Manhattan Bank ("Chase"), which serves as the Institutional Trustee, the Debt Trustee and the Preferred Securities Guarantee Trustee, has a principal corporate trust office at 450 West 33rd Street, New York, New York 10001. Chase also serves as property trustee under declarations of trust for two other statutory business trusts formed under the laws of the State of Delaware and sponsored by the Company. Chase serves as debt trustee under an indenture dated as of November 15, 1996 with respect to junior subordinated debentures of the Company purchased by such trusts and is the guarantee trustee under each of two guarantee agreements dated as of December 3, 1996 and December 5, 1996, respectively, from the Company to the applicable trust guaranteeing certain payments to such trust. In addition, Chase serves as trustee for certain subordinated debt securities issued by FCN under indentures originally dated as of July 1, 1986, July 15, 1992, April 30, 1993, May 17, 1995 and December 1, 1995. Chase Delaware also serves as trustee for senior debt securities of FCN issued under an indenture dated as of April 1, 1986. The Company and its affiliates have normal banking relationships with Chase, Chase Delaware and their affiliates in the ordinary course of business.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of FCN at September 30, 1996, and the "As Adjusted" column reflects (i) the application of the estimated net proceeds from the sale of the Preferred Securities and (ii) the application of the net proceeds from the sale of $500,000,000 of 7.95% Capital Securities, Series A (the "Series A Capital Securities") of First Chicago NBD Institutional Capital A (the "Series A Trust") and $250,000,000 of 7.75% Capital Securities (the "Series B Capital Securities") of First Chicago NBD Institutional Capital B (the "Series B Trust"), which offerings were consummated on December 3, 1996 and December 5, 1996, respectively. See "Use of Proceeds." The table should be read in conjunction with FCN's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                     SEPTEMBER 30, 1996
                                                    --------------------------
                                                     ACTUAL      AS ADJUSTED
                                                    -----------  -------------
                                                    (DOLLARS IN MILLIONS)
Long-term Debt..................................... $     7,967    $    7,967
Guaranteed preferred beneficial interests in
 Corporation's junior subordinated debt(1).........         --
                                                    -----------    ----------
STOCKHOLDERS' EQUITY
  Preferred Stock..................................         475           475
  Common stock par value $1.00 par share...........         319           319
  Capital surplus..................................       2,179         2,179
  Retained earnings................................       6,189         6,189
  Fair value adjustment on investment securities
   available for sale..............................          23            23
  Deferred compensation............................         (57)          (57)
  Accumulated translation adjustment...............           7             7
  Treasury stock...................................         (48)          (48)
                                                    -----------    ----------
    Total Stockholders' Equity.....................       9,087         9,087
                                                    -----------    ----------
      Total(2)..................................... $    17,054    $
                                                    ===========    ==========

--------
(1) The Preferred Securities are issued by the Trust. The sole assets of the
    Trust consist of approximately $    principal amount of Subordinated Debt
    Securities issued by FCN to the Trust. The Subordinated Debt Securities
    will bear interest at the rate of   % per annum and will mature on
    which date may be shortened to a date not earlier than     or extended to
    a date not later than    , in either case, if certain conditions are met.
    FCN owns all of the Common Securities of the Trust.

  The Series A Capital Securities were issued by the Series A Trust. The sole assets of the Series A Trust consist of $515,464,000 principal amount of 7.95% Junior Subordinated Deferrable Interest Debentures, Series A (the "Series A Debentures") issued by FCN to the Series A Trust. The Series A Debentures bear interest at the rate of 7.95% per annum and will mature on December 1, 2026. FCN owns all of the Common Securities of the Series A Trust.

  The Series B Capital Securities were issued by the Series B Trust. The sole assets of the Series B Trust consist of $257,732,000 principal amount of 7.75% Junior Subordinated Deferrable Interest Debentures, Series B (the "Series B Debentures") issued by FCN to the Series B Trust. The Series B Debentures bear interest at the rate of 7.75% per annum and will mature on December 1, 2026. FCN owns all of the Common Securities of the Series B Trust.

(2) Subsequent to September 30, 1996, the capitalization of the Company and its consolidated subsidiaries has been affected by various issuances, redemptions, repurchases and maturities which are not reflected in this table.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, the FCN Capital Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the FCN Capital Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be reported as "Guaranteed preferred beneficial interests in Corporation's junior subordinated debt" as either a separate line item in the consolidated balance sheet of the Company or in the notes to the consolidated financial statements of the Company. Appropriate disclosures about the Preferred Securities, the Preferred Securities Guarantee and the Subordinated Debt Securities will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will classify distributions payable on the Preferred Securities as an expense in the consolidated statements of income.

  The Company has agreed that future financial reports of the Company will:
(i) report the preferred securities issued by other trusts created by the Company as "Guaranteed preferred beneficial interests in Corporation's junior subordinated debt" as either a separate line item in the consolidated balance sheet or in the notes to the consolidated financial statements; (ii) include in a footnote to the financial statements disclosure that the sole assets of the trusts are the junior subordinated debentures (specifying as to each trust the principal amount, interest rate and maturity date of junior subordinated debentures held); and (iii) if Staff Accounting Bulletin 53 treatment is sought, include, in an audited footnote to the financial statements, disclosure that (a) the trusts are wholly owned, (b) the sole assets of the trusts are the junior subordinated debentures (specifying as to each trust the principal amount, interest rate and maturity date of junior subordinated debentures held), and (c) the obligations of the Company under the junior subordinated debentures, the relevant indenture, trust agreement and guarantee, in the aggregate, constitute a full and unconditional guarantee by the Company of such trust's obligations under the preferred securities issued by such trust.

                                USE OF PROCEEDS

  The Trust will use all proceeds received from the sale of the Preferred Securities to purchase Subordinated Debt Securities from FCN. FCN intends to use the net proceeds from the sale of the Subordinated Debt Securities for general corporate purposes, including the funding of investments in, or extensions of credit to, the Company's subsidiaries. Pending such use, the Company may temporarily invest the net proceeds in various short-term securities or apply the net proceeds to reduce short-term indebtedness. Based upon the historic and anticipated future growth of the Company and the financial needs of its subsidiaries, FCN anticipates that it will, on a recurrent basis, engage in additional financings in character and amount to be determined.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, The Chase Manhattan Bank, will act as indenture trustee for the Preferred Securities under the Declaration for the purpose of compliance with the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities, which supplements, and to the extent inconsistent, replaces, the description set forth under the caption "Description of the Preferred Securities" in the accompanying Prospectus, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Trust Act and the Trust Indenture Act.

GENERAL

  The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by FCN. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will own the Subordinated Debt Securities purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by FCN to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Preferred Securities Guarantee will be held by The Chase Manhattan Bank, the Preferred Securities Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Subordinated Debt Securities except in the limited circumstances in which the holder may take Direct Action. See "--Voting Rights" and "-- Declaration Events of Default."

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at a rate per annum of percent of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon
at the rate per annum of    percent thereof compounded quarterly. The term
"distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

  Distributions on the Preferred Securities will be cumulative, will accrue from January , 1997 and, except as otherwise described below, will be payable quarterly in arrears on [March 31, June 30, September 30 and December 31] of
each year, commencing      , 1997, when, as and if available for payment.

  So long as no Indenture Event of Default has occurred and is continuing, FCN has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on the Subordinated Debt Securities) during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters and such period may not extend beyond the Stated Maturity of the Subordinated Debt Securities. In the event that FCN exercises this right, then FCN shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of FCN's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debt Securities (other than (a) dividends or distributions in common stock of FCN, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Preferred Securities Guarantee or Common Securities Guarantee, (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers, or employees and (e) obligations under any dividend reinvestment and stock purchase plan). Prior to the termination of any such Extension Period, FCN may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, FCN may select a new Extension Period, subject to the foregoing requirements. See "Description of the Subordinated Debt Securities-- Interest" and "--Option to Extend Interest Payment Period."

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Subordinated Debt Securities.

  Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from FCN on the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities." The payment of distributions out of moneys held by the Trust is guaranteed by FCN to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined below) prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. The Property Account may be held at the Institutional Trustee or any Paying Agent of the Institutional Trustee, including FNBC. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the record dates for payment of distributions will be [March 15, June 15, September 15 and December 15], as applicable. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York or Chicago, Illinois are authorized or required by any applicable law or executive order to close.

MANDATORY REDEMPTION

  The Subordinated Debt Securities will mature on    ,   , which date may be
shortened or extended as provided herein. Moreover, the Subordinated Debt Securities are redeemable (i) in whole or in part, at any time on or after
   ,    , or (ii) in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event or Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debt Securities so redeemed to but excluding the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Subordinated Debt Securities." Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided, that holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. See "Description of the Subordinated Debt Securities--Optional Redemption." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. Any such redemption or distribution of the Subordinated Debt Securities will require the prior approval of the Federal Reserve Board if such approval is then required under applicable law, rules, guidelines or policies.

TAX EVENT AND CAPITAL TREATMENT EVENT REDEMPTION

  Subject to the prior approval of the Federal Reserve Board if such approval is then required under applicable law, rules, guidelines or policies, if, at any time, a Tax Event or Capital Treatment Event shall occur and be continuing, FCN shall have the right, upon not less than 30 and no more than 60 days' notice, to redeem the Subordinated Debt Securities, in whole, but not in part, for cash within 90 days following the occurrence of such

Tax Event or Capital Treatment Event and, following such redemption, all Trust Securities shall be redeemed by the Trust at the Redemption Price.

  "Tax Event" means the receipt by the Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of such Preferred Securities under the Declaration, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debt Securities, (ii) interest payable by the Company on the Subordinated Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or
(iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than de minimis amount of other taxes, duties or other governmental charges.

  "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities under the Declaration, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the liquidation amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to the Company.

DISTRIBUTION OF THE SUBORDINATED DEBT SECURITIES

  FCN will have the right at any time to liquidate the Trust and cause the Subordinated Debt Securities to be distributed to the holders of the Trust Securities, subject to the prior approval of the Federal Reserve Board if such approval is then required under applicable law, rules, guidelines or policies. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, FCN will use its best efforts to cause the Subordinated Debt Securities to be listed on the New York Stock Exchange or on such other exchange on which the Preferred Securities are then listed.

  After the date for any distribution of Subordinated Debt Securities upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to FCN or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for either the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities or the Subordinated Debt Securities may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that FCN has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, from and after the announced redemption date, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by FCN pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed in accordance with procedures of the Depository as described below under "--Book-Entry Only Issuance--The Depository Trust Company."

  Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws and the regulations of the Federal Reserve Board), FCN or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities.

  If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

  Pursuant to the Declaration, the Trust shall terminate (i) on      , the
expiration of the term of the Trust, (ii) upon the bankruptcy of FCN, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to FCN, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to file such certificate of cancellation or the revocation of the charter of FCN and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated

Debt Securities to holders of the Preferred Securities, (v) upon the entry of a decree of a judicial dissolution of FCN or the Trust, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

  An event of default under the Indenture relating to the Subordinated Debt Securities (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, such holder of record of Preferred Securities may institute a legal proceeding against FCN to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of FCN to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, FCN will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by FCN to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

  Upon the occurrence of a Declaration Event of Default, the Institutional Trustee as the sole holder of the Subordinated Debt Securities will have the right under the Indenture to declare the principal of and interest on the Subordinated Debt Securities to be immediately due and payable. FCN and the Trust are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

  Except as described herein and under "Description of the Preferred Securities Guarantees--Modification of the Preferred Securities Guarantees; Assignment" in the accompanying Prospectus, as provided under the Trust Act and the Trust Indenture Act, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

  Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the following paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Subordinated Debt Securities, to (i) exercise the remedies available to it under the Indenture as a holder of the Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debt Securities where such consent of the holders of the Subordinated Debt Securities shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Subordinated Debt Securities (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of record of Preferred Securities has made a written request, such holder of record of Preferred Securities may institute a legal proceeding directly against FCN to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity.

  Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of FCN to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for enforcement of payment to such holder of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. The Institutional Trustee shall within 90 days notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses
(i), (ii) or (iii) of the preceding paragraph unless the Institutional Trustee has obtained an opinion of a nationally recognized tax counsel experienced in such matters to the effect that, as a result of such action, for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust. The holders of a majority in aggregate outstanding principal amount of Subordinated Debt Securities may annul any declaration of acceleration under the Indenture and waive any default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee. In the case of the Subordinated Debt Securities held by the Institutional Trustee on behalf of the Trust, a waiver of any default shall not be effective until a majority in liquidation amount of the Trust Securities shall have consented to such waiver; provided that if the Indenture requires the consent of a Super-Majority, such waiver shall only be effective if the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding so consent.

  In the event the consent of the Institutional Trustee, as the holder of the Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding. The Institutional Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of a nationally recognized tax counsel experienced in such matters to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust on account of such action.

  A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information:
(i) the date of such meeting or the date by which such action is to be taken;
(ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by FCN or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, FCN, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

  The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company" below.

  Holders of the Preferred Securities will have no rights to appoint or remove the FCN Capital Trustees, who may be appointed, removed or replaced solely by FCN as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

  The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause
(i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

  Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, the Institutional Trustee or the Delaware Trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) FCN expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, FCN has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that: (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) FCN guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee and the Common Securities Guarantee (as described in the accompanying Prospectus). Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100 percent in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as securities depositary (the "Depositary") for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee) or such other nominee as selected by DTC. One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form ("Certificated Securities"). Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants") . DTC is owned by a number of its Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

  Purchases of Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the Declaration and the Preferred Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Preferred Securities, DTC will exchange the Global Certificates for Certificated Securities, which it will distribute to its Participants and which will be legended as set forth under the heading "Notices to Investors."

  Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices in respect of the Preferred Securities held in book-entry form will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distributions on the Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

  Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Issuer nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Security certificates are required to be printed and delivered. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Preferred Securities will be printed and delivered. In each of the above circumstances, the Company will appoint a paying agent with respect to the Preferred Securities.

  The information in this section concerning DTC and DTC's book entry system has been obtained from sources that the Company and the Trust believe to be reliable, but neither the Company nor the Trust takes responsibility for the accuracy thereof.

PAYMENT

  Payments in respect of the Preferred Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Preferred Securities represented by Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Securities Register.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

  The First National Bank of Chicago ("FNBC") will act as registrar, transfer agent and paying agent for the Preferred Securities (the "Paying Agent"). FNBC is presently located at One First National Plaza, Chicago, Illinois 60670. If the Preferred Securities do not remain in book-entry only form, one or more additional paying agents may be appointed if so required by any rule or regulation of any securities exchange upon which the Preferred Securities may be listed at such time. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Issuer Trustees. In the event that FNBC shall no longer be the Paying Agent, the Institutional Trustee shall appoint a successor to act as Paying Agent (which shall be a bank or trust company acceptable to the Company).

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charges which may be imposed in relation to it.

  The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

  The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby, provided, that, the Institutional Trustee shall not be relieved of its obligation to exercise the rights and powers vested in it by the Declaration following the occurrence of a Declaration Event of Default. The Institutional Trustee also serves as trustee under the Preferred Securities Guarantee and the Indenture. For information concerning the relationship between the Institutional Trustee and the Company, see "FCN Capital Trust" herein.

GOVERNING LAW

  The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. FCN is authorized and directed to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of FCN for United States federal income tax purposes. In this connection, FCN and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of FCN, that each of FCN and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

  Holders of the Preferred Securities have no preemptive rights.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

  Pursuant to the Preferred Securities Guarantee, FCN will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined in the accompanying Prospectus) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as the Preferred Securities Guarantee Trustee under the Preferred Securities Guarantee. The terms of the Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The Preferred Securities Guarantee will be held by the Preferred Securities Guarantee Trustee for the benefit of the holders of the Preferred Securities. A summary description of the Preferred Securities Guarantee appears in the accompanying Prospectus under the caption "Description of the Preferred Securities Guarantees."

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

  Set forth below is a description of the specific terms of the Subordinated Debt Securities in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of January 1, 1997 (the "Base Indenture"), between FCN and The Chase Manhattan Bank, as Trustee (the "Debt Trustee"), as supplemented by a First Supplemental Indenture, dated as of January , 1997 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as Exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.

  FCN will have the right to liquidate the Trust and cause the Subordinated Debt Securities to be distributed to the holders of the Trust Securities. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, FCN will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

  The Subordinated Debt Securities will be issued as unsecured indebtedness under the Indenture. The Subordinated Debt Securities will be limited in
aggregate principal amount to approximately $   , such amount being the sum of
the aggregate stated liquidation of the Preferred Securities and the Common Securities.

  The Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and
Additional Sums (as defined herein), if any, on      ,   , subject to the
right of FCN to shorten the Stated Maturity to a date no earlier than      ,
   and to extend the Stated Maturity to a date no later than      ,   ,
subject in each case to certain conditions.

  If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Subordinated Debt Securities will initially be issued as a Global Security (as defined herein). As described herein, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" below. In the event that Subordinated Debt Securities are issued in certificated form, such Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of (i) the Institutional Trustee in New York, New York,
(ii) FNBC in Chicago, Illinois, or (iii) any other Paying Agent or transfer agent appointed in addition or lieu thereof; provided, that payment of interest may be made at the option of FCN by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Subordinated Debt Securities is the Institutional Trustee, the payment of principal and interest on the Subordinated Debt Securities held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

  Any moneys deposited with the Debt Trustee or any Paying Agent, or then held by FCN in trust, for the payment of principal of (and premium, if any) or interest on any Subordinated Debt Securities and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of FCN, be repaid to FCN and the holder of such Subordinated Debt Security shall thereafter look, as a general unsecured creditor, only to FCN for payment thereof.

  The Indenture does not contain provisions that afford holders of the Subordinated Debt Securities protection in the event of a highly leveraged transaction or other similar transaction involving FCN that may adversely affect such holders.

SUBORDINATION

  The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all present and future Senior Indebtedness (as defined herein and which includes both senior and subordinated indebtedness for money borrowed) and General Obligations (as defined herein) and rank pari passu and are equivalent to creditor obligations of those holding general unsecured claims not entitled to statutory priority under the United States Bankruptcy Code or otherwise. In addition, no direct or indirect payment may be made of principal, premium, if any, or interest on the Subordinated Debt Securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, at any time when there is a default in the payment of the principal of, premium, if any, interest on or otherwise with respect to any Senior Indebtedness, whether at maturity or any date fixed for prepayment or by declaration or otherwise, unless and until such default shall have been cured or waived or shall have ceased to exist or all Senior Indebtedness shall have been paid. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in a bankruptcy, insolvency, receivership or other proceedings, the payment of the principal of, and interest on, the Subordinated Debt Securities will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness and General Obligations of FCN. Upon any payment or distribution of assets to creditors upon dissolution, winding-up, liquidation, reorganization, assignment for benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of FCN, the holders of all Senior Indebtedness and the creditors in respect of all General Obligations will first be entitled to receive payment in full of all amount due or to become due thereon before the holders of the Subordinated Debt Securities will be entitled to receive and retain any payments in respect of the principal of, or interest on, the Subordinated Debt Securities. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness and creditors in respect of General Obligations may receive more, ratably, and holders of Subordinated Debt Securities having a claim pursuant to such securities may receive less, ratably, than other creditors of FCN.

  The term "Senior Indebtedness" means, with respect to FCN, the principal of, premium, if any, and interest on (i) all of FCN's indebtedness for money borrowed (but excluding trade accounts payable arising in the ordinary course of business) whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness, except that Senior Indebtedness shall not include (1) any such indebtedness that is by its terms subordinated to or ranks pari passu with the Subordinated Debt Securities, (2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with FCN that is a financing vehicle of FCN (a "financing entity") in connection with the issuance by such financing entity of securities that rank pari passu with, or junior to, the Trust Securities, and
(3) indebtedness evidenced by securities issued under an indenture dated as of November 15, 1996 between the Company and The Chase Manhattan Bank, as trustee (unless such securities are by their terms senior in right of payment to the securities heretofore issued under said indenture). The term "indebtedness for money borrowed" as used in the foregoing sentence shall include, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

  The term "General Obligations" means all the obligations of FCN to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than (i) obligations on account of Senior Indebtedness,
(ii) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities and (iii) obligations which by their terms are expressly stated not to be superior in right of payment of the Subordinated Debt Securities or to rank on a parity with the Subordinated Debt Securities; provided, however, that notwithstanding the foregoing, in the event that any rule, guideline or interpretation promulgated or issued by the Federal Reserve Board (or other competent regulatory agency or authority), as from time to time in effect, establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term "General Obligations" shall include such additional obligations to creditors (excluding trade accounts payable arising in the ordinary course of business), as from time to time in effect pursuant to such rules, guidelines or interpretations. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the Bankruptcy Code of 1978, as amended to the date of the Indenture.

  The Subordinated Debt Securities will rank pari passu with the Series A Debentures issued to the Series A Trust and the Series B Debentures issued to the Series B Trust.

  To the extent of any payments made on Senior Indebtedness and General Obligations, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of holders of the Senior Indebtedness and General Obligations of FCN until all amounts owing to the holders of the Subordinated Debt Securities are paid in full. Such Senior Indebtedness and General Obligations shall continue to be Senior Indebtedness and General Obligations and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness and General Obligations.

  The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by FCN or the amount of General Obligations which FCN may incur. As of September 30, 1996, Senior Indebtedness and General Obligations of FCN aggregated approximately $5.13 billion. In addition, because FCN is a holding company, the Subordinated Debt Securities are effectively subordinated to all existing and future liabilities of FCN's subsidiaries, including depositors of its banking subsidiaries.

OPTIONAL REDEMPTION

  Subject to FCN having received prior approval of the Federal Reserve Board if then required under applicable capital guidelines or policies of the Federal Reserve Board, FCN shall have the right to redeem the Subordinated
Debt Securities, (i) in whole or in part, from time to time, on or after    ,
   , or (ii) in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event or Capital Treatment Event, in either case, upon not less than 30 nor more than 60 days, notice, at a redemption price equal to 100 percent of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Sums, if any, to the redemption date.

  In the event of any redemption, neither FCN, the Debt Trustee nor any Paying Agent shall be required to issue, register the transfer of or exchange (i) Subordinated Debt Securities for the period of 15 days next preceding the redemption date, or (ii) Subordinated Debt Securities so selected for redemption, except, in the case of any Subordinated Debt Securities being redeemed in part, any portion thereof not to be redeemed.

OPTION TO CHANGE MATURITY DATE

  FCN will have the right at any time to shorten the Stated Maturity of the
Subordinated Debt Securities to a date not earlier than      ,   . The
exercise of such right is subject to the prior approval of the Federal Reserve Board if such approval is then required under applicable law, rules, guidelines or policies.

  FCN will also have the right to extend the Stated Maturity of the
Subordinated Debt Securities to a date no later than      ,   , so long as at
the time such election is made and at the time such extension commences (i) FCN is not in bankruptcy, otherwise insolvent or in liquidation, (ii) FCN is not in default in the payment of any interest or principal on the Subordinated Debt Securities, (iii) the Trust is not in arrears on payments of distributions on the Preferred Securities and no deferred distributions are accumulated and (iv) the Subordinated Debt Securities are rated not less than BBB- by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc., or not less than the equivalent by any other nationally recognized statistical rating organization. In the event that FCN elects to shorten or extend the Stated Maturity of the Subordinated Debt Securities, it shall give notice to the Debt Trustee, and the Debt Trustee shall give notice of such shortening or extension to the holders of the Subordinated Debt Securities no more than 90 and no less than 30 days prior to the effectiveness thereof.

INTEREST

  The Subordinated Debt Securities shall bear interest at the rate of
percent per annum from       , payable quarterly in arrears on [March 31, June
30, September 30 and December 31] of each year (each an "Interest Payment
Date"), commencing      , 1997, to the person in whose name such Subordinated
Debt Securities is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debt Securities are not in book-entry only form (except if the Subordinated Debt Securities are held by the Institutional Trustee), the record dates shall be the [March 15, June 15, September 15 and December 15] prior to the applicable Interest Payment Date.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per a 30-day month. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Indenture Event of Default has occurred and is continuing, FCN shall have the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters or extending beyond the Stated Maturity, at the end of which Extension Period, FCN shall pay all interest then accrued and unpaid (including any Additional Sums, as herein defined) together with interest thereon compounded quarterly at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, FCN shall not, and shall not permit any subsidiary of FCN to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of FCN's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debt Securities (other than (a) dividends or distributions in common stock of FCN, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Preferred Securities Guarantee or Common Securities Guarantee, (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers, or employees and (e) obligations under any dividend reinvestment and stock purchase plan). Prior to the termination of any such Extension Period, FCN may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or beyond the Stated Maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, FCN may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. FCN has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Institutional Trustee shall be the sole holder of the Subordinated Debt Securities, FCN shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Trustees or FCN Capital Trust are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of FCN's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee is not the sole holder of the Subordinated Debt Securities, FCN shall give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period at least ten Business Days before the earlier of (i) the next succeeding Interest Payment Date, or (ii) the date upon which FCN is required to give notice of the record date or payment date of such interest payment to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Subordinated Debt Securities.

ADDITIONAL SUMS

  In the event a Tax Event has occurred and is continuing and the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, FCN will pay as additional interest ("Additional Sums") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had it not been subject to such taxes, duties, assessments or other governmental charges as a result of such Tax Event.

PROPOSED TAX LEGISLATION

  On March 19, 1996, as part of President Clinton's Fiscal 1996 Budget Proposal, the United States Treasury Department proposed legislation that would, among other things, treat as equity for United States Federal income tax purposes instruments--such as the Subordinated Debt Securities--with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. If the proposed legislation were enacted, such legislation would not be expected to apply to the Subordinated Debt Securities because, based on statements by Congressional leaders, it is not expected that the legislation would have a retroactive effective date. There can be no assurances, however, that legislation enacted after the date hereof would not adversely affect the tax treatment of the Subordinated Debt Securities, or that such tax treatment would not cause a Tax Event resulting in the redemption of the Preferred Securities. See "Description of the Preferred Securities--Tax Event and Capital Treatment Event Redemption."

INDENTURE EVENTS OF DEFAULT

  If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Subordinated Debt Securities (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. See "Description of Subordinated Debt Securities--Events of Default, Waiver and Notice" in the accompanying Prospectus for a description of the Indenture Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Preferred Securities--Declaration Events of Default" and "--Voting Rights." The holders of a majority in aggregate outstanding principal amount of Subordinated Debt Securities may annul any declaration of acceleration under the Indenture and waive any default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee. In the case of the Subordinated Debt Securities held by the Institutional Trustee on behalf of the Trust, a waiver of any default shall not be effective until a majority in liquidation amount of the Trust Securities shall have consented to such waiver; provided that if the Indenture requires the consent of a Super-Majority, such waiver shall only be effective if the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding so consent.

  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of FCN to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable, FCN acknowledges that a holder of Preferred Securities may then institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. Notwithstanding any payments made to such holder of Preferred Securities by FCN in connection with a Direct Action, FCN shall remain obligated to pay the principal of or interest on the Subordinated Debt Securities held by the Trust or the Institutional Trustee of the Trust, and FCN shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

BOOK-ENTRY AND SETTLEMENT

  If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, the Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

  If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by FCN. FCN may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

  None of FCN, the Trust, the Institutional Trustee, any paying agent and any other agent of FCN, or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Subordinated Debt Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies FCN that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the

Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed,
(iii) FCN, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Indenture Event of Default with respect to such Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debt Securities registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

  The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE DEBT TRUSTEE

  The Debt Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Debt Trustee also serves as the Institutional Trustee under the Declaration and the trustee under the Preferred Securities Guarantee. For information concerning the relationship between the Debt Trustee and the Company, see "FCN Capital Trust" herein.

MISCELLANEOUS

  The Indenture will provide that FCN will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of the Trust,
(iii) the retention of the FCN Capital Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by FCN.

               EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT
               SECURITIES AND THE PREFERRED SECURITIES GUARANTEE

  As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

  As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities;
(iii) FCN shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the FCN Capital Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by FCN as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. If FCN does not make interest payments on the Subordinated Debt Securities purchased by the Trust, the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. The Preferred Securities Guarantee covers the payment of distributions and other payments on the Preferred Securities if and to the extent that FCN has made a payment of interest or principal on the Subordinated Debt Securities held by the Trust as its sole asset. The Preferred Securities Guarantee, when taken together with FCN's obligations under the Subordinated Debt Securities and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee on a subordinated basis of amounts due on the Preferred Securities.

  If FCN fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" and "--Voting Rights," may direct the Institutional Trustee to enforce its rights under the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding against FCN to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of FCN to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, FCN will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by FCN to such holder of Preferred Securities in such Direct Action. FCN, under the Preferred Securities Guarantee, acknowledges that the Preferred Securities Guarantee Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. If FCN fails to make payments under the Preferred Securities Guarantee, any holder of Preferred Securities may institute a Direct Action against FCN to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee, or any other person or entity.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

  The following is a summary of certain United States Federal income tax consequences of the purchase, ownership, and disposition of the Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets (generally, assets held for investment) by holders who purchase the Preferred Securities upon original issuance. The tax treatment of a holder of Preferred Securities may vary depending on his particular situation. This summary does not address all of the tax consequences that may be relevant to holders who may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, or, except to the extent described below, foreign taxpayers. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States Federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. Each investor is urged to consult his tax advisor as to the particular tax consequences of purchasing, owning, and disposing of the Preferred Securities, including the application and effect of United States Federal, state, local, foreign, and other tax laws.

CLASSIFICATION OF THE SUBORDINATED DEBT SECURITIES

  In connection with the issuance of the Subordinated Debt Securities, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to FCN and the Trust ("Tax Counsel"), will render an opinion generally to the effect that under current law and assuming full compliance with the terms of the Indenture and certain other documents, and based on certain facts and assumptions contained in such opinion, the Subordinated Debt Securities to be held by the Trust will be classified, for United States Federal income tax purposes, as indebtedness of FCN.

CLASSIFICATION OF FCN CAPITAL TRUST

  In connection with the issuance of the Preferred Securities, Tax Counsel will render an opinion generally to the effect that, under current law and assuming full compliance with the terms of the Declaration, the Indenture, and certain other documents, and based on certain facts and assumptions contained in such opinion, the Trust will be classified, for United States Federal income tax purposes, as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States Federal income tax purposes, each holder of Preferred Securities will generally be treated as the owner of an undivided interest in the Subordinated Debt Securities and, as further discussed below, each holder will be required to include in ordinary income his allocable share of interest (or original issue discount) paid or accrued on the Subordinated Debt Securities.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  Under recently issued Treasury regulations (the "Regulations"), a debt instrument will be deemed to be issued with original issued discount if there is more that a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by FCN of its option to defer the payment of stated interest on the Subordinated Debt Securities would prevent FCN from declaring dividends on any class of equity, FCN believes that the likelihood of its exercising the option is "remote" within the meaning of the Regulations. As a result, FCN intends to take the position, based on the advice of Tax Counsel, that the Subordinated Debt Securities will not be deemed to be issued with original issue discount. Accordingly, based on this position, stated interest payments on the Subordinated Debt Securities will be includible in the ordinary income of a holder at the time that such payments are paid or accrued in accordance with the holder's regular method of accounting. Because the Regulations have not yet been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a position contrary the position taken by the Company.

  Exercise of Deferral Option. If FCN were to exercise its option to defer the payment of stated interest on the Subordinated Debt Securities, the Subordinated Debt Securities would be treated, solely for purpose of the original issue discount rules, as being "re-issued" at such time with original issue discount. Under these rules, a holder of the Subordinated Debt Securities would be required to include original issue discount in ordinary income, on a current basis, over the period that the instrument is held even though FCN would not be making any actual cash payments during the extended interest payment period. The amount of interest income includible in the taxable income of a holder of the Subordinated Debt Securities would be determined on the basis of a constant yield method over the remaining term of the instrument and the actual receipt of future payments of stated interest on the Subordinated Debt Securities would no longer be separately reported as taxable income. The amount of original issue discount that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any original issue discount included in income would increase the holder's adjusted tax basis in the Subordinated Debt Securities and the holder's actual receipt of interest payments would reduce such basis.

  Because income on the Preferred Securities will constitute interest income for United States Federal income tax purposes, corporate holders of Preferred Securities will not be entitled to claim a dividends received deduction in respect of such income.

RECEIPT OF SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF FCN CAPITAL TRUST

  If FCN exercises its right to liquidate the Trust and cause the Subordinated Debt Securities to be distributed on a pro rata basis to the holders of the Preferred Securities, such distribution would be treated as a nontaxable event to the holders. In such event, each holder of Preferred Securities would have an adjusted tax basis in the Subordinated Debt Securities received in the liquidation equal to the adjusted tax basis in his Preferred Securities surrendered therefor and the holding period of the Subordinated Debt Securities would include the period during which the holder had held the Preferred Securities. If, however, the Trust is characterized, for United States Federal income tax purposes, as an association taxable as a corporation at the time of such liquidation, the distribution of the Subordinated Debt Securities would constitute a taxable event to the holders of Preferred Securities.

  If the Subordinated Debt Securities are redeemed for cash and the proceeds of such redemption are distributed to holders in redemption of their Preferred Securities, the redemption would be treated as a sale of the Preferred Securities, in which gain or loss would be recognized, as described immediately below.

SALES OF PREFERRED SECURITIES

  Upon the sale of the Preferred Securities, a holder will recognize gain or loss in an amount equal to the difference between adjusted tax basis in the Preferred Securities and the amount realized in the sale (except to the extent any amount received in respect of accrued but unpaid interest not previously included in income). Such gain or loss will be a capital gain or loss and will be a long term capital gain or loss if the Preferred Securities have been held for more than one year.

  The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or original issue discount if the Subordinated Debt Securities are treated as having been issued, or reissued, with original issue discount) with respect to the underlying Subordinated Debt Securities. A holder who disposes of his Preferred Securities will be required to include in ordinary income (i) any portion of the amount realized that is attributable to such accrued but unpaid interest to the extent not previously included in income or (ii) any amount of such interest (original issue discount, in either case), that has accrued on his pro rata share of the underlying Subordinated Debt Securities during the taxable year of sale through the date of disposition. Any such income inclusion will increase the holder's adjusted tax basis in his Preferred Securities disposed of. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes.

RIGHT TO SHORTEN THE STATED MATURITY OF THE SUBORDINATED DEBT SECURITIES

  FCN's exercise of its right to shorten the maturity of the Subordinated Debt Securities will be a taxable event to holders of Preferred Securities if the Subordinated Debt Securities are treated as equity for purposes of United States federal income taxation before the maturity is shortened. See "Description of the Subordinated Debt Securities--Option to Change Maturity Date."

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a nonresident alien individual, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust.

  Payments made to a holder of a Preferred Securities who is a United States Alien Holder will not be subject to withholding of United States Federal income tax, provided that (a) the beneficial owner of the Preferred Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of FCN entitled to vote, (b) the beneficial owner of the Preferred Securities is not a controlled foreign corporation that is related to FCN through stock ownership, and (c) either (A) the beneficial owner of the Preferred Securities certifies to the Trust or its agent, under the penalty of perjury, that it is not a United States holder and provides his name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Securities in such capacity, certifies to the Trust or its agent, under the penalty of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof. In addition, a United States Alien Holder of Preferred Securities will not be subject to withholding of United States Federal income tax on any gain realized upon the sale or other disposition of a Preferred Security.

PROPOSED TAX LEGISLATION

  On March 19, 1996, as part of President Clinton's Fiscal 1996 Budget Proposal, the United States Treasury Department proposed legislation that would, among other things, treat as equity for United States Federal income tax purposes instruments--such as the Subordinated Debt Securities--with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. If the proposed legislation were enacted, such legislation would not be expected to apply to the Subordinated Debt Securities because, based on statements by Congressional leaders, it is not expected that the legislation would have a retroactive effective date. There can be no assurances, however, that legislation enacted after the date hereof would not adversely affect the tax treatment of the Subordinated Debt Securities, or that such tax treatment would not cause a Trust Tax Event resulting in the redemption of the Preferred Securities. See "Description of the Preferred Securities--Tax Event and Capital Treatment Event Redemption."

INFORMATION REPORTING TO HOLDERS

  Income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.


                                  UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), FCN Capital Trust has agreed to sell to each of
the Underwriters named below, and each of the Underwriters, for whom        and
       are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                 NUMBER OF
                         UNDERWRITERS                       PREFERRED SECURITIES
                         ------------                       --------------------

                                                                    ---
     Total.................................................
                                                                    ===

  The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at
such price less a concession of $    per Preferred Security. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of $    per
Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Subordinated Debt Securities of FCN, the Underwriting Agreement provides that FCN will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such
proceeds, an amount in immediately available funds of $   per Preferred
Security (or $    in the aggregate) for the accounts of the several
Underwriters; provided that, such compensation for sales of 10,000 or more
Preferred Securities to any single purchaser will be $    per Preferred
Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

  [During the period from the date of the Underwriting Agreement and continuing to and including the closing date for the Preferred Securities, neither FCN Capital Trust nor FCN will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, or otherwise dispose of, any Preferred Securities, any other beneficial interests in the assets of the Trust, or any preferred securities or any other securities of the Trust or FCN which are substantially similar to the Preferred Securities, including any guarantee of such securities (except for the Preferred Securities offered hereby).]

  Application has been made to list the Preferred Securities on the New York Stock Exchange. If so approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised FCN Capital Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

  Prior to this offering there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  FCN Capital Trust and FCN have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  First Chicago Capital Markets, Inc. ("FCCM") is a wholly owned subsidiary of the Company.

  Any offer and sale of the Preferred Securities will comply with Rule 2810 of the Rules of Conduct of the National Association of Securities Dealers, Inc. (the "NASD"). In addition, no NASD member participating in the offering of the Preferred Securities will execute a transaction in the Preferred Securities in a discretionary account without the prior written specific approval of the member's customer.

  This Prospectus Supplement and the accompanying Prospectus may be used by FCCM in connection with offers and sales related to secondary market transactions in the Preferred Securities. FCCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale or otherwise.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, FCN and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Declaration and the creation the Trust will be passed upon by Skadden, Arps, Slate, Meagher & Flom (Delaware) special Delaware counsel to the Company and the Trust. The validity of the Subordinated Debt Securities and the Preferred Securities Guarantee and certain matters relating thereto will be passed upon for FCN by Sherman I. Goldberg, Esq., Executive Vice President, General Counsel and Secretary of FCN and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Certain United States federal income taxation matters will be passed upon for FCN and the Trust by Skadden, Arps, Slate, Meagher & Flom LLP. As of September 30, 1996, Sherman I. Goldberg was the record and beneficial owner of 189,122 shares of common stock of FCN and had options to purchase 221,083 shares of common stock of FCN.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST CHICAGO NBD CORPORATION, FIRST CHICAGO NBD CAPITAL I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST CHICAGO NBD CORPORATION OR FIRST CHICAGO NBD CAPITAL I SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
First Chicago NBD Corporation Summary Historical Financial Information...  S-4
Recent Developments......................................................  S-5
Risk Factors.............................................................  S-6
First Chicago NBD Corporation............................................ S-11
FCN Capital Trust........................................................ S-12
Capitalization........................................................... S-14
Accounting Treatment..................................................... S-15
Use of Proceeds.......................................................... S-15
Description of the Preferred Securities.................................. S-15
Description of the Preferred Securities Guarantee........................ S-26
Description of the Subordinated Debt Securities.......................... S-26
Effect of Obligations Under the Subordinated Debt Securities and the
 Preferred Securities Guarantee.......................................... S-33
United States Federal Income Taxation.................................... S-34
Underwriting............................................................. S-37
Legal Matters............................................................ S-38

                                  PROSPECTUS

Available Information.....................................................   3
Incorporation of Documents by Reference...................................   4
First Chicago NBD Corporation.............................................   5
The Trusts................................................................   6
Use of Proceeds...........................................................   7
Description of the Subordinated Debt Securities...........................   7
Description of the Preferred Securities...................................  11
Description of the Preferred Securities Guarantees........................  13
Effect of Obligations Under the Subordinated Debt Securities and the
 Preferred Securities Guarantee...........................................  16
Plan of Distribution......................................................  17
Legal Matters.............................................................  18
Experts...................................................................  18

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                             PREFERRED SECURITIES

                               FIRST CHICAGO NBD
                                   CAPITAL I

                             % PREFERRED SECURITIES
                           FULLY AND UNCONDITIONALLY
                                 GUARANTEED BY

                               FIRST CHICAGO NBD
                                  CORPORATION

                           ------------------------

                             PROSPECTUS SUPPLEMENT

                           ------------------------





                                JANUARY  , 1997


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